EXHIBIT 99.1

Remark Media Announces Name Change to Remark Holdings, Inc.

LAS VEGAS, NV - April 11, 2017 - Remark Media, Inc. (NASDAQ: MARK), a global digital media technology company, announced it has changed its name to Remark Holdings, Inc. to better reflect the diversity of its operating assets. The company’s common stock will continue to trade on NASDAQ under the ticker symbol MARK.

The company’s Chairman and Chief Executive Officer, Kai-Shing Tao, explained, “Over the past 18 months, Remark Media has expanded and diversified its portfolio of assets to take advantage of growth opportunities in multiple digital media verticals. As such, we believe the name Remark Holdings, Inc. better reflects our new structure and broader initiatives, and better positions us to capitalize on global expansion opportunities.  For example, we are currently developing innovative products, such as the KanKan Social Credit Score, for the China market using our KanKan Big Data and artificial intelligence/machine learning platform.”

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) owns, operates and acquires innovative digital media properties across multiple verticals that deliver culturally relevant, dynamic content that attracts and engages users on a global scale.  The company leverages its unique digital media assets to target the Millennial demographic, which provides it with access to fast-growing, lucrative markets.  The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company’s website at www.remarkmedia.com.

Investor Contact:
Douglas Osrow
Remark Holdings, Inc.
dosrow@remarkholdings.com
702-701-9514 ext. 3025

Investor Relations Contact:
Becky Herrick/ Kirsten Chapman
LHA Investor Relations
remarkmedia@lhai.com
415-433-3777

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